December 31, 2007

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Re:	$50,000,000 line of credit

$10,000,000 foreign exchange line

Gentlemen :

Citibank, N.A. (“Citibank”) is pleased to advise you it holds available for Globecomm Systems Inc. (the “Borrower”), a corporation organized and in good standing under the laws of the State of Delaware, (i) a line of credit in the amount of $50,000,000 (the “Line”) and (ii) a foreign exchange line in the amount of $10,000,000 (the “F/X Line” together with the Line being collectively, the “Credit Facilities”), subject to the following terms and conditions:

1.	Description of the Line:

There shall be available under the Line the following sublimits:

(a) Direct Loans in the amount of $7,500,000: Loans provided under the Line shall be evidenced by Citibank’s Master Note (the “Note”) in the principal amount of $7,500,000. Each advance thereunder shall bear interest at a rate to be elected by the Borrower at the time of each request for an advance equal to either:

(i) Prime Rate Option: A rate of interest equal to the prime rate of interest as published in the Money Rates column of the Wall Street Journal from time to time (the “Prime Rate”). Any change in the Prime Rate shall take effect on the date of the change in the Prime Rate, or

(ii) LIBOR Rate Option: A rate of interest equal to the LIBOR Rate, as such term is defined in the Note, plus a margin of 175 basis points for interest periods of 30, 60 or 90 days.

Interest on the unpaid principal balance of the Note from time to time outstanding shall be payable monthly in arrears commencing on the first day of the month following the date of the first advance under the Note. Any advance under the Line made at the discretion of Citibank shall be in an amount not less than $100,000 for Prime Rate advances and $500,000 for LIBOR Rate advances.

In the case of a Prime Rate advance, such advance may be prepaid, in whole or in part, in increments of not less than $100,000, without premium or penalty.

The Borrower agrees to indemnify Citibank and hold Citibank harmless from any loss or expense that Citibank may sustain or incur, as more particularly described in the Note should the Borrower make any prepayment of the principal of an advance hereunder bearing interest at the LIBOR Rate or in the event of a default by the Borrower in the payment or performance of any terms of the Note or this line letter.

(b) Commercial letters of credit (each, an “L/C” and collectively, the “L/Cs”) in the aggregate amount of $20,000,000. The maximum tenor for each L/C shall be one year. Each L/C issued under the Line shall be governed by the terms and conditions set forth in Citibank’s Master Letter of Credit Agreement. There shall be payable in respect of each L/C, a fee equal to 1/4% upon the opening and 1/4% upon the presentation of documents thereunder together with Citibank’s fees and charges therewith.

(c) Standby letters of credit (each, an “SBLC and collectively, the “SBLCs”) in the aggregate amount of $30,000,000. SBLCs shall be evidenced by Citibank’s Letter of Credit Agreement for Standby Letters of Credit. There shall be payable in respect of each SBLC, a fee equal to: (i) 1% per annum for SBLCs secured by collateral other than cash or cash equivalents and (ii) ½ of 1% per annum for SBLCs secured by cash or cash equivalent collateral together with Citibank’s fees and charges therewith. Each SBLC shall expire not more than three (3) years after its issuance but shall automatically renew for successive one-year periods, unless notice of intended termination is delivered by either the Borrower or Citibank.

The expiry of any SBLC or L/C issued under the Line may, consistent with the terms hereof, exceed the Expiration Date, as defined below.

In the event that there are any SBLCs or L/Cs outstanding past the Expiration Date and Citibank or the Borrower shall have decided not to renew the Line, all such outstanding L/Cs and SBLCs must be promptly cash secured by the Borrower or Citibank indemnified by a new lender pursuant to an indemnification agreement reasonably satisfactory in all respects to Citibank.

(d) Term Loan Line for term loans (the “Acquisition Line Sublimit”) in the aggregate amount of $25,000,000.

Each term loan under the Acquisition Line Sublimit shall be evidenced by Citibank’s Commercial Note (the “Term Note”) in the amount of each term loan thereunder and shall bear interest at a rate equal to either (i) the Prime Rate; any change in the Prime Rate shall take effect on the date of the change in the Prime Rate or (ii) a rate of interest equal to the LIBOR Rate, as such term is defined in the Note, plus a margin of 200 basis points for interest periods of 30, 60 or 90 days. Each term loan shall mature not more than five (5) years after its funding and shall be repayable in equal consecutive monthly principal installments plus interest. The principal amount of any term loans shall not exceed ninety percent (90%) of the purchase price of such acquisition.

The purpose of the Acquisition Line Sublimit shall be to provide financing for specific acquisition targets (“Targets”).

2.	Description of F/X Line:

The F/X Line shall be available for spot and forward contracts of foreign currencies, subject to a maximum daily delivery risk in the amount of $3,000,000. The F/X Line shall be evidenced by such agreements and documents as Citibank or any of its affiliates that shall process foreign exchange transactions on behalf of Citibank shall reasonably require from time to time.

3.          Uncommitted/Expiration: The Borrower acknowledges and agrees that the Credit Facilities are uncommitted and requests for advances or extensions of credit thereunder shall be approved in the discretion of Citibank, which may refuse to make an extension of credit under the Credit Facilities at any time without prior notice to the Borrower, and that the performance or compliance by the Borrower of the agreements contained in this letter, or in any other document or agreement evidencing or securing such advances or extensions of credit, shall not obligate Citibank to make an advance or provide an extension of credit thereunder.

Subject to the terms and conditions hereof, the Credit Facilities shall be available until December 31, 2008 (the “Expiration Date”).

4.	Guarantors:

Repayment of all loans, extensions of credit and financial accommodations provided under the Credit Facilities together with interest and costs thereon shall be guaranteed by Globecomm Network Services Corporation (“GNSC”), GSI Properties Corp. (“GSI”), Globecomm Services Maryland LLC (“GSM”), Lyman Maryland Properties, LLC (“LMP”) and Turbo Logic Associates, LLC (“TLA”) (collectively, the “Guarantors”) pursuant to Citibank’s Guarantee of All Liability (the “Guarantee”). In addition, the Line shall be guaranteed by all subsidiaries hereafter formed or acquired by the Borrower and each such new subsidiary shall execute promptly after request therefor a Guarantee.

5.	Purpose of the Line:

The purpose of the Line shall be to provide guarantees for bids/performance on contracts to facilitate trade, to finance acquisitions and to support the Borrower’s general working capital needs.

6.          Security for the Credit Facilities:

The Credit Facilities shall be secured by a first priority security interest in all assets and personal property of the Borrower, GNSC, GSM, LMP and TLA pursuant to Citibank’s General Security Agreement and duly filed UCC-1 Financing Statements.

7.	Conditions Precedent:

Prior to the Borrower’s initial request for an advance or financial accommodation under the Credit Facilities, it shall have provided to Citibank, if it has not already done so:

(i) A copy of the resolutions passed by the Borrower’s Board of Directors certified by its Secretary as being in full force and effect authorizing the borrowing described herein and the execution of all documents and agreements required by Citibank to evidence and secure the Credit Facilities;

(ii) A copy of the resolutions passed by each Guarantor’s Board of Directors or other governing body, as applicable, certified by the Secretary of such Guarantor as being in full force and effect authorizing the guarantee described herein and the execution of all documents and agreements required by Citibank to evidence and secure the guarantee;

(iii) Copies of the certificates of incorporation or articles of organization of the Borrower and each Guarantor, as the case may be; and

Prior to the Borrower’s request for a term loan under the Acquisition Line Sublimit:

a) the Borrower shall have provided to Citibank the following:

(i) Current satisfactory projections for each fiscal year through the maturity of the term of each term loan, which projections shall reflect compliance with all covenants of this Line Letter, each Note and all related loan documents. The projections shall include in form and substance reasonably satisfactory to Citibank a “break-out” of the historical business of the Borrower and the Target, including assumptions used and explanations of synergies anticipated.

(ii) A written statement that the acquisition is a “Permitted Acquisition.” Permitted Acquisition shall mean an acquisition by the Borrower or any subsidiary of the Borrower by merger, by consolidation or by purchase of a voting majority of the stock of a Target, the purchase of all or substantially all of the assets of a Target.

In addition, each Permitted Acquisition shall be subject to the following terms and conditions:

a) Total consideration for the Permitted Acquisition(s) does not exceed $25,000,000 for the term of the Line.

b) The Borrower and its subsidiaries shall not have closed more than two (2) acquisitions in any twelve (12) month period (excluding the heretofore completed May 2007 acquisition).

c) Each Permitted Acquisition involves a domestic Target.

d) The Target offers products and deliver services substantially similar to those currently provided by the Borrower and its subsidiaries, as reasonably determined by Citibank.

e) Permitted Acquisitions must be considered “non-hostile”.

f) The Target shall not demonstrate a negative earnings before interest, taxes, depreciation and amortization for the most recently concluded four consecutive quarterly periods and the Target combined with the Borrower must demonstrate pro-forma covenant compliance based on projections reasonably satisfactory to Citibank matching the life of the term loan.

8.	Financial Reporting:

The Borrower shall provide to Citibank:

(i) As soon as available, but in any event within seventy five (75) days after the last day of each fiscal year, a copy of the signed10-K report filed or to be filed with the Securities and Exchange Commission (“SEC”).

(ii) As soon as available, but in any event within sixty (60) days after the end of each fiscal quarter, a copy of the signed 10-Q report filed or to be filed with the SEC.

(iii) Such other financial or additional information as Citibank may from time to time reasonably request.

9.	Special Requirements:

a. The Borrower agrees to maintain at the end of each fiscal quarter:

(i) a minimum capital base (the sum of capital surplus, earned surplus, capital stock and such other items as are allowable under generally accepted accounting principles and subordinated liabilities minus deferred charges, intangibles, investments in non-guaranteeing affiliates, receivables due from stockholders, officers or affiliates, and treasury stock) in an amount not less than the sum of (a) $80,000,000 plus (b) seventy five percent (75%) of the net income of the Borrower for each fiscal quarter.

(ii) a minimum liquidity ratio, that is, the ratio of (a) the sum of (x) consolidated unrestricted cash plus (y) consolidated net accounts receivable to (b) the sum of (x) consolidated current portion of long term debt plus (y) the face amount of all undrawn, L/Cs, other than cash secured L/Cs, issued on behalf of the Borrower and its subsidiaries plus (z) consolidated current liabilities, all as determined for the Borrower and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principles that come due within one (1) year of not less than 0.75 to 1.0.

(iii) a maximum leverage ratio of total liabilities less subordinated debt to capital base of not greater than 1.0 to 1.0.

(iv) a debt service coverage ratio, the ratio of earnings before interest, taxes, depreciation and amortization to the sum of the current portion of all long term indebtedness and interest expense on all indebtedness of not less than 1.50 to 1.0, to be maintained at all times in the event of a term loan is provided and is outstanding under the Acquisition Line Sublimit.

b. Each of the Borrower, GNSC, GSM, LMP and TLA shall maintain hazard insurance on their inventory with a financially sound and reputable insurance company in such amounts as are necessary to cover not less than the replacement cost of such inventory and covering such risks as are usually carried by companies engaged in the same or similar business which insurance policy shall be endorsed to name Citibank as an additional loss payee. So long as no Event of Default has occurred and is continuing under the loan documents in respect of the Credit Facilities, the Borrower shall be entitled to receive the full amount of all insurance proceeds, provided that said proceeds are used to purchase replacement inventory of a type and quality satisfactory to Citibank.

c. The Borrower agrees to maintain a minimum level of unrestricted cash and cash equivalents equal to not less than the sum of Six Million ($6,000,000) Dollars and the proceeds derived by the Borrower from any sale/leaseback transaction, true lease or conditional sales agreement with CitiCapital.

d. Term loans under the Acquisition Line Sublimit shall be prepaid, in whole or in part, as the case may be, with the net proceeds of any sale or issuance of any shares of any class of the capital stock of the Borrower, any debt exchangeable or convertible into any shares of the Borrower or any subordinated debt incurred or created by the Borrower.

10.	Annual Clean-up:

The Borrower covenants and agrees that for a period of not less than thirty (30) consecutive days at any one time prior to the expiration of the Line there shall be no direct loans outstanding thereunder.

11.	Integration:

This letter amends, replaces and supersedes that certain letter agreement dated October 25, 2006 (the “Original Letter Agreement”) between the Borrower and Citibank, which shall be of no further force and effect. The terms and conditions of this letter agreement and the rights and remedies of Citibank under this letter agreement shall apply to all of the obligations incurred prior to the date hereof pursuant to the Original Letter Agreement, in addition to any obligations incurred on or after the date hereof. This letter agreement does not constitute and shall not be construed to evidence a novation of or a payment and readvance of any all loans, extensions of credit or financial accommodations, interest or other sums, if any outstanding under the Credit Facilities prior to the date hereof, it being the intention of the Borrower, the Guarantors and Citibank that this letter agreement, together with the

Credit Facilities, provide for the terms and conditions of, and evidences, the same loans, extensions of credit or financial accommodations as was outstanding prior to the date hereof, in addition to any loans, extensions of credit or financial accommodation incurred on or after the date hereof. The indebtedness and obligations incurred prior to the date hereof, in addition to any incurred on or after the date hereof, shall be and shall continue to be secured as set forth in the Credit Facilities and the liens granted to Citibank pursuant to the Credit Facilities shall continue in full force and effect during the term of the Credit Facilities and any renewals thereof.

12.	Acceptance:

If the foregoing is acceptable, please so indicate by signing and returning this letter before January 31, 2008, the date this letter will otherwise expire, unless extended in writing by Citibank.

Very truly yours,
CITIBANK, N.A.
By:	/s/ STUART N. BERMAN
Stuart N. Berman Vice President

Agreed and Accepted this day of January 25, 2008
GLOBECOMM SYSTEMS INC.
By:	/s/ ANDREW C. MELFI
Name:	Andrew C. Melfi
Title:	Vice President, CFO